LAW OFFICES OF IRVING ROTHSTEIN
_____________________ TELECOPIER (718) 258-0468	ATTORNEY AT LAW 1060 EAST 23RD STREET BROOKLYN, N.Y. 11210 (718) 513-4983	_____________________ E-MAIL IRV@IRLEGAL.com
JANUARY 22, 2004

Board of Directors

BIMS Renewable Energy, Inc.

14 Place du Commerce

Suite 388

Montreal, Quebec,

Canada H3E 1T8

Gentlemen:

As counsel for your Company, I have examined your certificate of incorporation, by-laws, and such other corporate records, documents and proceeding and such questions of law as I have deemed relevant for the purpose of this opinion.

I have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form S-8, covering the registration under the Securities Act of 1933, as amended, of an aggregate of 6,600,000 shares of the Company's Common Stock Class B which are to be issued to three consultants of the Company (the "Consulting Stock").

On the basis of such examination, I am of the opinion that:

i.  The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Florida, with corporate power to conduct its business.

ii.  The Company has an authorized capitalization of 125,000,000 shares of Class B Common Stock.

iii.  The Consulting Stock has been duly and validly authorized and when issued in compliance with the terms of the consulting agreements will represent fully paid and non-assessable shares of the Company’s Class B Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ IRVING ROTHSTEIN

IRVING ROTHSTEIN